Exhibit 10.1

LSI INDUSTRIES INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

(Amended and Restated as of December 30, 2019)

PREAMBLE

LSI Industries Inc. and each Employer hereby amend and restate the Plan effective as of December 30, 2019 as set forth herein. The Plan was originally effective as of September 15, 1996. The Plan was amended and restated as of July 1, 1998, July 1, 2002, April 27, 2004, September 9, 2005, November 1, 2006, December 31, 2008, November 19, 2009, November 18, 2010 and November 20, 2014. This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees who render services to an Employer. Amounts credited to a Participant’s Deferred Compensation Account are deemed to be invested in Common Stock of LSI Industries Inc (the “Shares”) and distributions to Plan Participants are made in Shares.

ARTICLE I. DEFINITIONS

1.1

“Beneficiary” shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant’s death, to such person or persons as such Participant’s Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Committee. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed during such Participant’s lifetime and may be changed from time to time by the Participant.

1.2

“Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of LSI Industries Inc., as defined under Section 409A of the Code.

1.3	“Code” shall mean the Internal Revenue Code of 1986 as amended.

1.4

“Committee” shall mean the Compensation Committee of the Board of Directors of LSI Industries Inc., or its designee, which is responsible for the administration of this Plan in accordance with the provisions of the Plan as set forth in this document.

1.5

“Compensation” shall mean the total amount of earnings (including bonuses) paid by an Employer to an Executive or which would otherwise be paid but for a deferral election hereunder or a salary reduction election under any Code Section 401(k) plan or Code Section 125 plan.

1.6

“Deferred Compensation Account” shall mean the account to be established by an Employer as a book reserve to reflect the amounts deferred by a Participant, the amounts credited by the Employer, and the earnings adjustment under Article VII. A Participant’s Deferred Compensation Account shall be reduced by distributions under Article VIII and Article IX.

1.7

“Employer” shall mean LSI Industries Inc. and any affiliate of LSI Industries Inc. (whether or not incorporated) which has adopted the Plan with the consent of LSI Industries Inc., or any successor or assignee of any of them.

1.8

“Executive” shall mean any employee designated by the Committee (in conjunction with senior management of LSI Industries Inc.) as a member of the select group of management or highly compensated employees eligible for participation in this Plan.

1.9

“Participant” shall mean any Executive who has a right to a benefit under the Plan and a person who was such at the time of the Executive’s death or Separation from Service and who retains, or whose Beneficiary retains, a benefit under the Plan which has not been distributed.

1.10	“Plan” shall mean the LSI Industries Inc. Nonqualified Deferred Compensation Plan as described in this instrument, amended and restated, and, as may be amended thereafter.

1.11	“Plan Year” shall mean the 12-consecutive month period beginning on July 1.

1.12	“Separation from Service” shall mean a “separation from service” within the meaning of Code Section 409A and the rules and regulations promulgated thereunder.

1.13	“Shares” is defined in the Preamble.

1.14	“Subsequent Election” is defined in Section 8.2(b).

ARTICLE II.  PARTICIPANT’S ELECTION TO DEFER

2.1

Each Executive may elect to have up to 40% of the Executive’s Compensation (in whole percentages) for a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan. The Committee may allow separate elections with respect to base salary and bonuses. Deferrals are credited to a Participant’s Deferred Compensation Account and deemed to be invested in Shares.

2.2

An Executive desiring to exercise an election under Paragraph 2.1 shall notify the Committee of his/her deferral election. Such notice must be in writing on a form provided by the Committee, or in a manner otherwise satisfactory to the Committee, and provided to the Committee by such date as the Committee shall specify, but in all events no later than the end of the calendar year preceding the first day of the Plan Year to which such election is to apply. Notwithstanding the foregoing, the following special rules shall apply:

(a)

Base Salary. The deferral election with respect to base salary earned for periods commencing after December 31, 2019 (and that is not otherwise subject to an irrevocable deferral election) must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the deferral election) of the calendar year next preceding the calendar year for which such base salary would otherwise be earned. For purposes of illustration only, an election for deferral of base salary to be earned in calendar year 2020 for the fiscal 2020 Plan Year must be made by December 31, 2019.

(b)	Annual Bonus.

(1) Subject to Section 2.2 (b)(2) of the Plan, the deferral election with respect to annual bonuses commencing with the 2021 Plan Year that are “fiscal year compensation” as defined under Code Section 409A must be filed with the Committee by, and shall become irrevocable as of, the close of the Plan Year (or such earlier date as specified by the Committee on the deferral election) next preceding the first day of the Plan Year for which such annual bonus would otherwise be earned. For purposes of illustration only, an election for deferral of a bonus which is “fiscal year compensation” to be earned in Plan Year 2021 and if earned, payable in August 2021, shall be made by June 30, 2020; and

(2) An Executive’s election relating to Compensation from a performance-based bonus payment based on services over a period of at least 12 months must be made no later than 6 months before the end of the service period, provided the Executive performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this Paragraph 2.2, and provided further that in no event may an election to defer Compensation from a performance-based bonus payment be made after such Compensation has become readily ascertainable. For purposes of illustration only, an election for deferral of a bonus to be earned in Plan Year 2020 and if earned, payable in August 2020, shall be made by December 31, 2019.

(c)

New Participants. An Executive’s election for deferrals must be provided no later than 30 days following the date the Executive first becomes eligible, and such election will only be effective with regard to Compensation earned following the election; otherwise the Executive must wait until the next enrollment period.

2.3

A deferral election shall be effective with respect to the entire Plan Year or calendar year to which it relates and may not be modified or terminated for that Plan Year or calendar year; provided, however, in the event of an unforeseeable emergency (as defined in Paragraph 8.4), a Participant’s deferral election shall be terminated for the remainder of the respective Plan Year or calendar year, as applicable.

2.4

The Compensation otherwise payable to the Executive during the Plan Year or calendar year shall be reduced pursuant to the Executive’s election under this Article II. Such amounts shall be credited to the Executive’s Deferred Compensation Account.

ARTICLE III.  EMPLOYER MAKE-UP ALLOCATIONS

3.1

If because of an election under Article II, a Participant receives a smaller allocation of Employer contributions and/or forfeitures under the LSI Industries Inc. Retirement Plan for a Plan Year of that plan than the Participant would have received had no such election been made, then there shall be credited to the Participant’s Deferred Compensation Account an amount equal to the amount which bears the same relationship to the amounts deferred under Article II and credited to the Participant’s Deferred Compensation Account during the Plan Year as the Participant’s allocations (of Employer contributions and/or forfeitures) under the LSI Industries Inc. Retirement Plan bear to the Participant’s compensation taken into account under that plan. Such amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

3.2

(a)     If, by reason of the application of the compensation limitation imposed by Code Section 401(a)(17) (or any corresponding successor provision), including any provision in the LSI Industries Inc. Retirement Plan providing such limitation, a Participant receives a smaller allocation of Employer contributions and/or forfeitures under the LSI Industries Inc. Retirement Plan for any plan year of that plan than he would have received had no such limitation been in effect, then there shall be credited to his Deferred Compensation Account the amount determined under (b) below. Such amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

(b)

The amount hereunder shall be equal to the amount which is the same percentage of the Participant’s compensation (as defined in the LSI Industries Inc. Retirement Plan) in excess of the compensation limitation referred to in (a) above as the percentage allocated under the LSI Industries Inc. Retirement Plan on compensation in excess of the Social Security taxable wage base (but not in excess of the limitation referred to in (a) above).

ARTICLE IV.  LSI INCENTIVE ALLOCATIONS

4.1

Each Participant shall be eligible for an Employer incentive allocation for a Plan Year, to be determined in accordance with Paragraph 4.2, if the Participant satisfies both of the following requirements:

(a)	The Participant must have elected to make Compensation deferrals under the Plan for the Plan Year of the LSI incentive allocation; and

(b)	The Participant must be employed by an Employer at the time the Committee makes the allocation.

4.2	Participants eligible for an Employer incentive allocation under Paragraph 4.1 above shall receive such an allocation determined by the Committee as follows:

(a)

The Employer shall match 100% the amount deferred by the Participant; provided that the Employer shall not in a Plan Year make matches that in the aggregate exceed 40% of the Participant’s Compensation; and

(b)

The Committee shall make the match at the same time the Participant deferral is made or at such time as is reasonably administratively practical for the Employer. The match shall be deemed to be made in Shares.

ARTICLE V.  ADDITIONAL LSI ALLOCATIONS

The Employer may make additional discretionary allocations to certain Participants. Such additional discretionary allocations must be approved by the Committee and shall be credited to the Participants’ Deferred Compensation Accounts at such time as the Committee shall determine.

ARTICLE VI.  PARTICIPANT’S INTEREST

Neither a Participant nor a Participant’s designated Beneficiary shall acquire any property interest in the Participant’s Deferred Compensation Account or any other assets of the Employer, their rights being limited to receiving from the Employer a deferred payment as set forth in this Plan, and these rights are conditioned upon continued compliance with the terms and conditions of this Plan. To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

ARTICLE VII.  CREDITING OF EARNINGS

7.1	General. There shall be credited to the Deferred Compensation Account of each Participant an additional amount of earnings (or losses) determined under this Article VII.

7.2	Investment of Compensation Deferrals in Shares. All Compensation deferrals shall be credited with earnings (or losses) as though invested in Shares without reference to dividends paid on Shares.

7.3

Employer Allocations. Employer allocations under Article III and Article IV shall be credited with earnings (or losses) as if it were invested in Shares without reference to the payment of dividends. The Participant shall have no right to elect that alternative investments be used.

7.4

Valuation of Deferred Amounts and Employer Matching Contribution. Executive deferrals shall be valued at the closing price of Shares on the NASDAQ on the date the deferral is made, and the Employer matching contribution shall be likewise valued. The Committee shall determine the valuation of any Employer discretionary contribution.

7.5

Valuation of Account. For each Plan Year quarter or other period, the Participant’s Deferred Compensation Account shall be increased or decreased as if it had been invested in Shares on the date of the valuation using the NASDAQ closing price for the Shares om such date.

ARTICLE VIII.      PLAN BENEFITS

8.1	Vesting. A Participant’s rights to the Participant’s Deferred Compensation Account (as adjusted for earnings and losses) shall be fully vested and nonforfeitable at all times.

8.2	Distribution of Benefit.

(a)

At the time an Executive makes the first deferral election under Article II, the Executive shall also elect to have the amounts represented by the Executive’s Deferred Compensation Account paid in one of the following two forms commencing as soon as administratively feasible upon the Executive’s Separation from Service but in all events within 90 days following the date of such Separation from Service:

(1)	a single lump sum payment, or

(2)	approximately equal annual installments to last not more than 10 years.

If installment payments are in effect, the Participant’s Deferred Compensation Account shall continue to be credited with earnings (or losses) under Article VII until payment of the final installment.

(b)         A Participant may change the election referred to in (a) above only in accordance with this Paragraph 8.2(b). A Participant may make a one-time election on a form provided by the Employer to change the form of payment of his Deferred Compensation Account to a form otherwise permitted under Section 8.2(a) of the Plan (a “Subsequent Payment Election”).  The Subsequent Payment Election shall become irrevocable upon acceptance by the Employer and shall be made in accordance with the following rules:

(1)      The Subsequent Payment Election may not take effect until at least 12 months after the date on which it is accepted by the Employer.

(2)      Except in the event of the death or unforeseeable emergency (within the meaning of Section 8.4 hereof) of the Participant, the payment of such Deferred Compensation Account will be delayed until the 5th anniversary of the date that the Deferred Compensation Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, on the 5th anniversary of the date that the first installment payment was scheduled to be made).

(c)

If a Participant has no election concerning the form of benefit payment under this Paragraph 8.2 in effect at the time of the Participant’s Separation from Service, payment shall be made in a single lump sum payment.

(d)	Elections shall be made in writing, on a form provided by the Committee, and shall be made in accordance with the rules established by the Committee.

(e)

Notwithstanding the Participant’s payment election under this Paragraph 8.2 for a Participant who is a “specified employee” as defined in Code Section 409A and the rules and regulations promulgated thereunder, a distribution may not be made before the date which is 6 months after the date of the Participant’s Separation from Service (or if earlier, the date of death of the Participant).

8.3

Distribution of Shares. Participants shall receive benefit payments in the form of whole shares of Shares. Any fractional shares shall be paid in cash. Any expenses attributable to such payment may be deducted from the Participant’s Deferred Compensation Account. The issuance of Shares under the Plan must be pursuant to a Shareholder approved plan.

8.4

Hardship Distribution. Subject to the approval of the Committee, a Participant may withdraw all or a portion of the Participant’s Deferred Compensation Account in the event of a hardship. The distribution shall be made in the form of whole Shares. Any fractional shares shall be paid in cash. A hardship distribution shall only be made in the event of an unforeseeable emergency that would result in severe financial hardship to the Participant if hardship distributions were not permitted. Withdrawals of amounts because of an unforeseeable emergency shall only be permitted to the extent reasonably needed to satisfy the emergency need. An unforeseeable emergency is defined as severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent such hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise (2) liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship, or (3) by cessation of deferrals under the Plan. In the event of an unforeseeable emergency (regardless of whether a hardship distribution is made), a Participant’s deferral election under Paragraph 2.1 shall terminate and no further deferrals shall be made for such Participant for the remainder of the Plan Year or calendar year.

8.5

Change in Control. For deferrals of Compensation related to deferral elections that first become irrevocable on or after December 31, 2019, notwithstanding any payment election or Plan provision to the contrary, upon the occurrence of a Change in Control, the remaining amount of the Participant’s Deferred Compensation Account attributable to such deferrals shall be paid to the Participant or his Beneficiary in a single lump sum within 30 days following such Change in Control, or such later date as may be required under Section 8.2(e) hereof.

ARTICLE IX.  DEATH

Upon the death of a Participant prior to commencement of payment under Article VIII, the amounts represented by the Participant’s Deferred Compensation Account, increased by any amounts due to be credited but not yet credited under Article II, Article III or Article IV shall be payable to the Participant’s Beneficiary as soon as administratively feasible following the date of the Participant’s death but in all events within 90 days following such date in the form of distribution elected by the Participant pursuant to Paragraph 8.2(a). If the Participant has already commenced receiving the amounts represented by the Participant’s Deferred Compensation Account in the installment payment form, the installment payments shall continue to be paid to the Participant’s Beneficiary. The Beneficiary shall receive any benefit payments in the form of whole shares of Shares.

ARTICLE X.  NON-ASSIGNABLE/NON-ATTACHMENT

Except as required by law, no right of the Participant or designated Beneficiary to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect. An Employer may not assign its obligations hereunder.

ARTICLE XI.  CONSTRUCTION

This Plan shall be construed under the laws of the Code and to the extent not preempted by federal law, according to the laws of the State of Ohio. Article headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan. The Committee shall have full power and authority to interpret, construe and administer this Plan.

ARTICLE XII.  AMENDMENT OR TERMINATION OF PLAN

The Plan may be terminated at any time or amended in whole or in part from time to time by LSI Industries Inc. provided that no such termination or amendment may directly or indirectly reduce a Participant’s Deferred Compensation Account (other than through a distribution thereof to the Participant (or his Beneficiary in the event of his death)); and any such amendment shall be binding on each Employer, Participant and designated Beneficiary.

ARTICLE XIII.  MISCELLANEOUS

13.1

Neither this Plan, nor any action of LSI Industries Inc., an Employer or the Committee, nor any election to defer Compensation hereunder shall be held or construed to confer on any person any legal right to be continued as an employee of LSI Industries Inc. or any Employer.

13.2

LSI Industries Inc. and the Participant’s Employer shall have the right to deduct from all payments and amounts credited hereunder any taxes required by law to be withheld with respect to any benefits under this Plan.

IN WITNESS WHEREOF, LSI Industries Inc. and each Employer, with the consent of LSI Industries Inc., have caused this amended and restated Plan to be executed as of this 30th day of December 2019

LSI INDUSTRIES INC. By: /s/ James A. Clark, Chief Executive Officer